SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                             JUSTIN INDUSTRIES, INC.
              (Exact name of registrant as specified in its charter)

                                    000-03041
                             Commission File Number

                            2821 West Seventh Street
                                     Box 425
                            Fort Worth, Texas  76101
                                  817/390-2400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $2.50 Par Value
             (Title of each class of securities covered by this Form)


                                      NONE.
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice  date:
1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Justin Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        JUSTIN INDUSTRIES, INC.



Date:  August 2, 2000                   By:  /s/ Richard J. Savitz
                                             Richard J. Savitz,
                                             Senior Vice President
                                             and Chief Financial
                                             Officer